Exhibit 99.1

For Immediate Release

                                      Contact:   Mobius Management Systems, Inc.
                                                 Ray Kunzmann
                                                 914-921-7446
                                                 rkunzman@mobius.com

                                                 Investor Relations
                                                 Makovsky & Company Inc.
                                                 Gene Marbach
                                                 212-508-9645
                                                 emarbach@makovsky.com

                                                 Media Relations
                                                 Dukas Public Relations Inc.
                                                 Richard Dukas
                                                 212-704-7385
                                                 richard@dukaspr.com


           MOBIUS MANAGEMENT SYSTEMS, INC. NAMES LOUIS HERNANDEZ, JR.
                              TO BOARD OF DIRECTORS

Rye, NY, May 6, 2005 - Mobius Management Systems, Inc. (Nasdaq: MOBI), a leading provider of software for total content management (TCM), today announced that Louis Hernandez, Jr., Chairman and Chief Executive Officer of Open Solutions Inc. (Nasdaq: OPEN), has joined the Company's Board of Directors effective May 3, 2005. With his election, the Company's Board expands to eight members. Mr. Hernandez will also serve on the Board's Audit Committee.

Open Solutions Inc., headquartered in Glastonbury, CT, is a leading provider of enterprise-wide enabling technologies for financial institutions throughout North America. Open Solutions strategic product platform includes core data processing, Internet banking, cash management, CRM/business intelligence, financial accounting, imaging, interactive voice response, payment and lending origination solutions. Open Solutions is a fast growing, publicly-traded organization whose aggregate revenues increased by 68% for the year ended December 31, 2004, totaling approximately $107.2 million, and 80% in the first quarter of 2005 versus the same quarter of the prior year. Open Solutions continues to revolutionize the financial services industry by providing innovative technology products and service solutions designed to allow banks, thrifts and credit unions to better compete in an aggressive marketplace.


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Mr. Hernandez, joined Open Solutions in 1999 from a $300 million publicly-traded enterprise software company, where he served as executive vice president and helped lead them from start-up to dramatic growth.

In addition, Mr. Hernandez is a recognized technology executive having been appointed by the Governor of Connecticut to be vice-chair of the Governor's Council on Economic Competitiveness and Technology. As part of this appointment, Mr. Hernandez currently chairs the Technology Transfer Advisory board which develops strategies for technology transfer and commercialization within the state. Mr. Hernandez is also the past chairman of the Connecticut Technology Council and the former vice-chair of the Connecticut Commission for Educational Technology.

Mr. Hernandez is also active in several community organizations, including serving as a member of the board of trustees of the Connecticut Center for Science & Exploration, a board member of the Connecticut Children's Medical Center, and a corporator of the Eastern Connecticut Health Network, Inc. (ECHN). Mr. Hernandez has had several articles published by leading industry journals and speaks regularly on the topics of technology, economics, strategic planning and globalization.

"Louis brings an incredible wealth of knowledge and wisdom to Mobius given his experience in the IT industry," said Mitch Gross, President and CEO of Mobius. "Additionally, we will benefit greatly from his counsel which he gained from years of service in top management roles at public companies."

About Mobius
------------
Mobius Management Systems, Inc. (www.mobius.com) is a leading provider of integrated solutions for total content management (TCM). The company's ViewDirect(R) TCM suite integrates content from multiple, disparate repositories and delivers it via content-intensive applications including Web site, digital asset and document


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management; workflow and imaging; Internet presentment and payment; e-mail and records management; and enterprise report distribution. The Mobius customer base is made up of leading companies across all industries, including more than sixty percent of the Fortune 100. The company, founded in 1981, is headquartered in Rye, New York, with sales offices in the U.S., Canada, the United Kingdom, France, Germany, Italy, Sweden, the Netherlands, Switzerland, Australia, Japan and Singapore, as well as a network of agents in Central and South America, Europe, Middle East, Africa and Asia.

Statements contained in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future sales and profitability, as well as product development and/or introductions, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the company's control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Important factors that might affect actual results, performance or achievements include, among other things, market acceptance of Mobius's products, ability to manage expenses, fluctuations in period to period results, seasonality, uncertainty of future operating results, compliance with the Sarbanes-Oxley Act, long and unpredictable sales cycles, technological change, extended payment risk, product concentration, competition, international sales and operations, expansion of indirect channels, increased investment in professional services, protection of intellectual property, dependence on licensed technology, risk of product defects, product liability, management of growth, dependence on executive management, other key employees and subcontractors, concerns about transaction security on the Internet, general conditions in the economy and the impact of recently enacted or proposed regulations. These risks and uncertainties are described in detail from time to time in Mobius's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on September 10, 2004, and its Quarterly Reports on Form 10-Q. Mobius accepts no obligation to update these forward-looking statements and does not intend to do so.

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ViewDirect and DocumentDirect are registered trademarks of Mobius Management
Systems, Inc. All other trademarks are property of their respective owners.